December 26, 2017

Ryne Shetterly

***

Dear Ryne:

Congratulations! On behalf of GreenPower Motor Company, Inc. (The Company). I wish to extend you an offer of full time employment as Vice President of Sales and Marketing for School Buses reporting to Brendan Riley, President. You will be located in the Los Angeles Basin, in California or other Southern California Locations as per the needs of the business and travel as required by the Company. Your anticipated start date will be Tuesday January 2nd, 2018. Your sole compensation will be your base salary of $12,500.00 monthly pay ($150,000.00 per annum) plus commissions, less payroll deductions and all required withholding.

Your duties will be:

• Overall responsibility for establishing and coordinating all marketing and sales strategies, plans, programs, and functions

• Conduct product demonstration tours and manage trade shows

• Research and define the market opportunities for electric school buses

• Managing office staff and compliance

• Selling duties of a sales manager including managing own territory and covering temporarily open territories

• Build & Manage Sales team

• Share Government relations duties with other GP executives

You will be entitled to the benefits of similarly situated employees as those policies are developed and amended by the Company:

• Benefits - 2 weeks of vacation for the first year, Sick Leave, Company Assigned Holidays and other benefits described in the Summary Plan Descriptions

• $500 per month car allowance

• Stocks - subject to approval of the Board of Directors that you be granted stock option(s)

• Commissions compensation will be made for you originated per the following schedule with future models TBD (commissions will be paid out on quarterly basis and only after GreenPower has received full payment):

$3000 per EV550

$2000 per EV350

$1000 per EV250, SYNAPSE 72 or SYNAPSE Shuttle

$200 per EV-STAR Sale

$100 per EV-STAR lease

Your healthcare benefits will be effective after your completion of 90 days. The benefits made available by the Company, and the rules, terms, and conditions for participation in such benefit plans and policies, may modify compensation and benefits from time to time as it deems necessary.

Please let us know of your decision to join GreenPower Motor Company, Inc. by signing a copy of this offer letter and returning it to us. Your offer is contingent upon your (1) signing of the Confidential Information, Invention Assignment and Arbitration Agreements; (2) providing proof of your eligibility to work in the United States; and (3) complying with and successfully passing any requirements of the Company (e.g. drug testing, background checks).

This letter shall not be construed as an agreement to employ you for any stated term and does not alter our policy of employment at will, under which both you and the Company remain free to terminate the employment relationship for any reason, at any time, with or without notice or cause. Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time in the Company's discretion, the "at-will" nature of your employment may only be changed by a written agreement signed by you and the Company. Similarly, nothing in this letter shall be construed as an agreement to pay you any compensation or grant you any benefit beyond the end of your employment with us.

GreenPower Motor Company, Inc., is an organization that has built an outstanding reputation for exciting, innovative, and quality services.  Credit for this goes to every one of our employees. I hope you will find your association with us to be both challenging and rewarding. We are enthusiastic about you joining our team and look forward to working with you. Should you have any questions please do not hesitate to contact us.

Please confirm your acceptance of these terms by signing a copy of this letter where indicated no later than close of business December 29th, 2017.

Very Truly Yours,	ACCEPTED

/s/ Brendan Riley President	_____